AUDITORS' CONSENT


The Board of Directors of
     the CLS AdvisorOne Funds:


We consent to the use of our report included herein dated June 10, 1997 for the CLS AdvisorOne Funds -- The Amerigo Fund and The Clermont Fund -- as of June 9, 1997 and to the reference to our firm under the heading "Auditor" in the Statement of Additional Information.



                                                  KMPG Peat Marwick LLP


Columbus, Ohio
June 11, 1997